Exhibit 99

MEREDITH REPORTS FISCAL 2011 THIRD QUARTER AND NINE-MONTH RESULTS
Earnings per Share Increase Nearly 40 Percent for First Nine Months of Fiscal 2011

DES MOINES, IA (April 27, 2011) - Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2011 third quarter earnings per share of $0.67 on revenues of $341 million.  This compares to fiscal 2010 third quarter earnings per share of $0.73 ($0.69 before prior-year special items) on revenues of $353 million.
“The Local Media Group, Meredith Integrated Marketing and Brand Licensing all posted solid growth in the third quarter,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “As previously communicated, National Media Group advertising revenues were lower. We believe this was primarily due to belt-tightening by certain advertising clients facing sharply higher commodity prices. However, net revenues per advertising page increased for the third consecutive quarter, and we see National Media Group advertising revenue declines moderating as we move into our fiscal fourth quarter.”

For the first nine months of fiscal 2011, earnings per share were $2.12, up 37 percent from the year-ago period (39 percent before prior-year special items). Revenues were $1.1 billion, a 3 percent increase. Advertising revenues increased 5 percent to $606 million.

“We leveraged our strong earnings growth over the first nine months of fiscal 2011 to reduce debt 25 percent, to increase our dividend 11 percent, and to invest in new initiatives such as the launch of tablet and mobile platforms for our key brands,” Lacy added.

Highlights of Meredith's fiscal 2011 third quarter included:

•	A 5 percent gain in Local Media Group non-political advertising revenues, on top of a 16 percent gain in the year-ago quarter;

•	An 8 percent increase in Meredith Integrated Marketing revenues, led by the expansion of digital and customer relationship management (CRM) services for national clients;

•	A 15 percent increase in Brand Licensing revenues, driven by continued expansion of Better Homes and Gardens-branded products at Walmart stores; and

•	A 3 percent reduction in total Company operating expenses.

In the quarter, Meredith was named the Highest Rated Media Company according to the Advertising Intelligence Reports' semi-annual survey of more than 1,500 advertising and marketing professionals.  Meredith ranked number one among all media - including Google, Yahoo!, Time-Warner, Hearst and Disney - scoring high in categories such as advertising effectiveness, rates and customer service.
Meredith continued to expand its digital footprint in the quarter, launching iPad versions of Better Homes and Gardens, Parents and Fitness, as well as tablet editions of selected Special Interest Media titles, Successful Farming, Siempre Mujer, and WOOD.

OPERATING DETAIL

LOCAL MEDIA GROUP

Fiscal 2011 third quarter Local Media Group operating profit was $13 million and revenues were $71 million, both increases over the year-ago period. Non-political advertising revenues increased 5 percent to $64 million. Eight of Meredith's 10 largest advertising categories grew revenues, led by Automotive, Retail and Media.

For the first nine months of fiscal 2011, Local Media Group operating profit was $69 million, more than double the $32 million earned in the year-ago period. Revenues were $244 million, up nearly 20 percent from the year-ago period.
Meredith television stations delivered strong year-over-year ratings growth in the important adults ages 25 to 54 demographic during the most recent February measurement period:

•	Late news viewership share increased sharply at Meredith stations in the Atlanta (+ 29 percent), Phoenix (+ 19 percent), Portland (+ 20 percent), and Las Vegas (+ 32 percent) markets.

•	WFSB-TV in Hartford continued its market leadership, finishing first in every news time period, including a significant gain in the 3 p.m. slot for the daily Better Connecticut show.

•	Morning news viewership share increased more than 25 percent in both Atlanta and Kansas City.
During the quarter, Better, the daily women's lifestyle show produced by Meredith Video Studios, launched in Boston, the nation's 7th-largest market. Better now reaches eight of the Top 10 markets, and its carriage now stands at more than 90 markets reaching 70 percent of U.S. television households.
On March 28, Meredith's CBS Atlanta (WGCL-TV) began managing the day-to-day operations of Turner Broadcasting System, Inc.'s Peachtree TV (WPCH-TV) in the fast-growing Atlanta market. “This strategic partnership with Turner provides Meredith with access to a larger share of the growing Atlanta advertising marketplace because of Peachtree's younger viewership; a strong lineup of sports programming; and increased inventory in both access and prime-time dayparts,” Lacy said. “Additionally, it raises our overall profile in Atlanta, the No. 8 television market in the country.”

NATIONAL MEDIA GROUP
Fiscal 2011 third quarter National Media Group operating profit was $48 million, compared to $51 million in the year-ago period. Total revenues were $270 million, compared to $285 million. Advertising revenues were $122 million, compared to $137 million. Operating expenses declined 5 percent.
For the first nine months of fiscal 2011, National Media Group operating profit was $128 million, up 6 percent from the $121 million earned in the year-ago period (up slightly from $127 million before special items). Revenues were $808 million, compared to $817 million in the year-ago period.
After posting growth in the first half of fiscal 2011, print and online advertising revenues declined in the third quarter. This was driven by industrywide weakness in the Food & Beverage, DTC & Non-DTC Pharmaceuticals and Home categories, where Meredith significantly over-indexes the industry as a whole. Combined, these categories accounted for more than 90 percent of total National Media Group third quarter advertising revenue declines. Additionally, Meredith was cycling against its strongest quarter of National Media Group advertising performance in the prior year period.

Total circulation revenues declined 9 percent in the third quarter of fiscal 2011 due to previously announced magazine rate base changes and the repositioning of the Special Interest Media business. Online subscription orders more than doubled in the quarter. Digital orders are a strategic priority because they are more profitable and offer more opportunity to cross- and up-sell additional Meredith products.
Meredith's connection to consumers continued to grow strongly during the third quarter of fiscal 2011. Readership of Meredith's measured magazines increased 2 percent from the year-ago period to 111 million, according to the most recent data from Mediamark Research and Intelligence. Also, traffic on Meredith's National Media websites continued to grow. It stood at 22 million monthly unique visitors and more than 250 million page views as of March 31, 2011.
Meredith Integrated Marketing's fiscal 2011 third quarter revenues increased 8 percent, reflecting ongoing successful execution of cross-platform programs incorporating content development, customer relationship management, digital, mobile and social marketing capabilities. Additionally, during the quarter Meredith Integrated Marketing significantly expanded its relationship with home and garden retailer Lowe's, and renewed major contracts with Kraft and Chrysler.

Brand Licensing revenues grew 15 percent during the third quarter of fiscal 2011. Meredith continues to expand the number of Better Homes and Gardens-branded home products sold at Walmart stores. The program now includes approximately 3,000 SKUs. During the quarter, a line of bathroom furniture and accessories launched at Walmart stores across the United States and Canada.

“We continue to do an outstanding job of extending the reach of our trusted national brands across new platforms, resulting in increased touch points with an expanded and more diverse group of consumers,” said Lacy. “Today we reach women on a daily basis on their smartphones, iPads, tablets and laptops; while watching television or shopping at retail; through targeted custom communication programs; and, of course, through the outstanding magazines we create. And it's all driven by the powerful content creation engine we've built over time.”

OTHER FINANCIAL INFORMATION
During the first nine months of fiscal 2011, Meredith generated $140 million in cash flow from operations and reduced its total debt by $75 million to $225 million. The weighted average interest rate on Meredith's debt was 5.3 percent, and its debt-to-EBITDA ratio was less than 1 to 1 at March 31, 2011.
Meredith repurchased approximately 110,000 shares in the quarter as part of its share repurchase program. For the first nine months of fiscal 2011, Meredith repurchased approximately 300,000 shares, leaving 1 million shares remaining under the current authorization.
Unallocated corporate expenses grew by approximately $2 million in the third quarter of fiscal 2011, due in part to higher investment spending on Next Issue Media and related Tablet development.
All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached condensed consolidated statements of earnings. Information on the special items in the prior year periods is available in Tables 1 and 2 and in Meredith's earnings release dated April 28, 2010.

OUTLOOK
Looking to the remainder of fiscal 2011, Meredith expects fiscal 2011 full-year earnings per share to range from $2.72 to $2.78. This would represent an increase of approximately 20 percent over fiscal 2010, and is at the high end of the original $2.40 to $2.75 range provided at the start of fiscal 2011.
For the fourth quarter of fiscal 2011:

•	National Media Group advertising, with two of three magazine issues closed, is expected to be down in the mid-single digit range compared to the prior-year period.

•
Local Media Group non-political advertising revenue, with nine weeks remaining, is currently pacing up in the mid-single digit range compared to the prior-year period. Additionally, the Local Media Group will be cycling against $4 million in net political advertising revenues recorded in the fourth quarter of fiscal 2010.

•	Meredith currently expects fiscal 2011 fourth quarter earnings per share to range from $0.60 to $0.66.
A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for the fourth quarter and full year of fiscal 2011. These uncertainties are referenced below under “Safe Harbor” and in certain of its SEC filings.

CONFERENCE CALL WEBCAST
Meredith will host a conference call on April 27, 2011 at 11:00 a.m. EDT to discuss third quarter fiscal 2011 results. A live webcast will be accessible to the public on the Company's website, www.meredith.com, and a replay will be available for one week. A transcript will be available within 48 hours of the call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES
Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management's discretionary use because it includes certain contractual and non-discretionary expenditures.
Results excluding the special items recorded in fiscal 2010 are also supplemental non-GAAP financial measures. Management believes these items are not reflective of Meredith's ongoing business activities. While results excluding the special items are not a substitute for reported results under GAAP, management believes this information is useful as an aid in better understanding Meredith's current performance, performance trends and financial condition. Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached condensed consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR
This release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues and investment spending, along with the Company's revenue and earnings per share outlook for the fourth fiscal quarter and full year fiscal 2011.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE:MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith features multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Ladies' Home Journal, Fitness, More and American Baby - along with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as digital, mobile, word-of-mouth, social and database marketing.

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Vice President/Corporate Communications
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Nine Months
Periods Ended March 31,	2011	2010	2011	2010
(In thousands except per share data)
Revenues
Advertising	$185,910	$199,170	$605,570	$578,854
Circulation	67,603	74,598	198,785	211,686
All other	87,218	79,575	247,658	232,073
Total revenues	340,731	353,343	1,052,013	1,022,613
Operating expenses
Production, distribution, and editorial	135,343	144,517	416,855	438,521
Selling, general, and administrative	143,627	142,044	436,718	428,298
Depreciation and amortization	9,967	10,313	29,419	30,533
Total operating expenses	288,937	296,874	882,992	897,352
Income from operations	51,794	56,469	169,021	125,261
Interest income	6	6	28	25
Interest expense	(3,153)	(3,952)	(10,037)	(14,737)
Earnings before income taxes	48,647	52,523	159,012	110,549
Income taxes	(17,810)	(19,224)	(61,911)	(39,955)
Net earnings	$30,837	$33,299	$97,101	$70,594

Basic earnings per share	$0.68	$0.73	$2.13	$1.56
Basic average shares outstanding	45,594	45,331	45,550	45,259

Diluted earnings per share	$0.67	$0.73	$2.12	$1.55
Diluted average shares outstanding	45,998	45,651	45,888	45,505

Dividends paid per share	$0.255	$0.230	$0.715	$0.680

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Nine Months
Periods Ended March 31,	2011	2010	2011	2010
(In thousands)
Revenues
National media group
Advertising	$121,697	$137,337	$380,631	$391,970
Circulation	67,603	74,598	198,785	211,686
Other revenues	80,436	72,650	228,127	213,708
Total national media group	269,736	284,585	807,543	817,364
Local media group
Non-political advertising	63,531	60,312	190,655	181,532
Political advertising	682	1,521	34,284	5,352
Other revenues	6,782	6,925	19,531	18,365
Total local media group	70,995	68,758	244,470	205,249
Total revenues	$340,731	$353,343	$1,052,013	$1,022,613

Operating profit
National media group	$47,912	$50,865	$128,274	$121,232
Local media group	13,281	12,828	68,558	32,291
Unallocated corporate	(9,399)	(7,224)	(27,811)	(28,262)
Income from operations	$51,794	$56,469	$169,021	$125,261

Depreciation and amortization
National media group	$3,453	$3,694	$10,146	$10,843
Local media group	6,114	6,078	17,858	18,160
Unallocated corporate	400	541	1,415	1,530
Total depreciation and amortization	$9,967	$10,313	$29,419	$30,533

EBITDA [1]
National media group	$51,365	$54,559	$138,420	$132,075
Local media group	19,395	18,906	86,416	50,451
Unallocated corporate	(8,999)	(6,683)	(26,396)	(26,732)
Total EBITDA	$61,761	$66,782	$198,440	$155,794

1 EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2011	June 30, 2010
(In thousands)
Current assets
Cash and cash equivalents	$20,680	$48,574
Accounts receivable, net	221,089	223,630
Inventories	28,315	26,807
Current portion of subscription acquisition costs	56,251	57,917
Current portion of broadcast rights	7,642	5,423
Other current assets	14,762	19,076
Total current assets	348,739	381,427
Property, plant, and equipment	463,922	450,966
Less accumulated depreciation	(279,239)	(263,964)
Net property, plant, and equipment	184,683	187,002
Subscription acquisition costs	54,478	55,228
Broadcast rights	1,701	2,977
Other assets	52,477	59,138
Intangible assets, net	548,467	552,210
Goodwill	514,583	489,334
Total assets	$1,705,128	$1,727,316

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$50,000	$50,000
Current portion of long-term broadcast rights payable	11,940	9,892
Accounts payable	56,014	109,897
Accrued expenses and other liabilities	112,852	109,225
Current portion of unearned subscription revenues	158,060	159,292
Total current liabilities	388,866	438,306
Long-term debt	175,000	250,000
Long-term broadcast rights payable	6,510	8,961
Unearned subscription revenues	122,287	130,699
Deferred income taxes	149,076	114,240
Other noncurrent liabilities	103,900	96,765
Total liabilities	945,639	1,038,971
Shareholders' equity
Common stock	36,750	36,329
Class B stock	8,785	9,086
Additional paid-in capital	70,946	66,311
Retained earnings	669,044	604,624
Accumulated other comprehensive loss	(26,036)	(28,005)
Total shareholders' equity	759,489	688,345
Total liabilities and shareholders' equity	$1,705,128	$1,727,316

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended March 31,	2011	2010
(In thousands)
Net cash provided by operating activities	$140,375	$139,903

Cash flows from investing activities
Acquisitions of businesses	(39,141)	(32,542)
Additions to property, plant, and equipment	(19,625)	(18,249)
Net cash used in investing activities	(58,766)	(50,791)

Cash flows from financing activities
Proceeds from issuance of long-term debt	12,500	85,000
Repayments of long-term debt	(87,500)	(150,000)
Purchases of Company stock	(9,724)	(5,228)
Dividends paid	(32,681)	(30,881)
Proceeds from common stock issued	7,526	7,459
Excess tax benefits from share-based payments	427	489
Other	(51)	(195)
Net cash used in financing activities	(109,503)	(93,356)
Net decrease in cash and cash equivalents	(27,894)	(4,244)
Cash and cash equivalents at beginning of period	48,574	27,910
Cash and cash equivalents at end of period	$20,680	$23,666

Meredith Corporation and Subsidiaries                                Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows results of operations excluding the special items and as reported with the difference being the special items. Results of operations excluding the special items are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Periods Ended March 31, 2010	Three Months				Nine Months
	Excluding Special Items	Special Items		As Reported	Excluding Special Items	Special Items		As Reported
(In thousands except per share data)
Revenues
Advertising	$199,170	$—		$199,170	$578,854	$—		$578,854
Circulation	74,598	—		74,598	211,686	—		211,686
All other	79,575	—		79,575	232,073	—		232,073
Total revenues	353,343	—		353,343	1,022,613	—		1,022,613
Operating expenses
Production, distribution, and editorial	144,517	—		144,517	437,074	1,447	(a)	438,521
Selling, general, and administrative	141,682	362	(b)	142,044	423,913	4,385	(b)	428,298
Depreciation and amortization	10,313	—		10,313	30,533	—		30,533
Total operating expenses	296,512	362		296,874	891,520	5,832		897,352
Income from operations	56,831	(362)		56,469	131,093	(5,832)		125,261
Interest income	6	—		6	25	—		25
Interest expense	(3,952)	—		(3,952)	(14,737)	—		(14,737)
Earnings before income taxes	52,885	(362)		52,523	116,381	(5,832)		110,549
Income taxes	(21,310)	2,086	(c)	(19,224)	(47,123)	7,168	(c)	(39,955)
Net earnings	$31,575	$1,724		$33,299	$69,258	$1,336		$70,594

Basic earnings per share	$0.70	$0.03		$0.73	$1.53	$0.03		$1.56
Basic average shares outstanding	45,331	45,331		45,331	45,259	45,259		45,259

Diluted earnings per share	$0.69	$0.04		$0.73	$1.52	$0.03		$1.55
Diluted average shares outstanding	45,651	45,651		45,651	45,505	45,505		45,505

(a)	Write-off of art and manuscript inventory
(b)	Severance expense and write-off of subscription acquisition costs
(c)
Tax benefit on the write-off of art and manuscript inventory and subscription acquisition costs, severance expense, and a favorable adjustment made to deferred income tax liabilities as a result of state and local legislation enacted during the first fiscal quarter.

Meredith Corporation and Subsidiaries                                Table 2
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows results of operations excluding the special items and as reported with the difference being the special items. Results of operations excluding the special items are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Periods Ended March 31, 2010	Three Months				Nine Months
	Excluding Special Items	Special Items		As Reported	Excluding Special Items	Special Items		As Reported
(In thousands)
Revenues
National media group
Advertising	$137,337	$—		$137,337	$391,970	$—		$391,970
Circulation	74,598	—		74,598	211,686	—		211,686
Other revenues	72,650	—		72,650	213,708	—		213,708
Total national media group	284,585	—		284,585	817,364	—		817,364
Local media group
Non-political advertising	60,312	—		60,312	181,532	—		181,532
Political advertising	1,521	—		1,521	5,352	—		5,352
Other revenues	6,925	—		6,925	18,365	—		18,365
Total local media group	68,758	—		68,758	205,249	—		205,249
Total revenues	$353,343	$—		$353,343	$1,022,613	$—		$1,022,613

Operating profit
National media group	$51,227	$(362)	(a)	$50,865	$127,064	$(5,832)	(a)	$121,232
Local media group	12,828	—		12,828	32,291	—		32,291
Unallocated corporate	(7,224)	—		(7,224)	(28,262)	—		(28,262)
Income from operations	$56,831	$(362)		$56,469	$131,093	$(5,832)		$125,261

Depreciation and amortization
National media group	$3,694	$—		$3,694	$10,843	$—		$10,843
Local media group	6,078	—		6,078	18,160	—		18,160
Unallocated corporate	541	—		541	1,530	—		1,530
Total depreciation and amortization	$10,313	$—		$10,313	$30,533	$—		$30,533

EBITDA[1]
National media group	$54,921	$(362)	(a)	$54,559	$137,907	$(5,832)	(a)	$132,075
Local media group	18,906	—		18,906	50,451	—		50,451
Unallocated corporate	(6,683)	—		(6,683)	(26,732)	—		(26,732)
Total EBITDA	$67,144	$(362)		$66,782	$161,626	$(5,832)		$155,794

[1]	EBITDA is net earnings before interest, taxes, depreciation, and amortization.

(a)	Write-off of art and manuscript inventory and subscription acquisition costs and severance expense.

Meredith Corporation and Subsidiaries                                Table 3
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended March 31, 2011
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$269,736	$70,995	$—	$340,731

Operating profit	$47,912	$13,281	$(9,399)	$51,794
Depreciation and amortization	3,453	6,114	400	9,967
EBITDA	$51,365	$19,395	$(8,999)	61,761
Less:
Depreciation and amortization				(9,967)
Net interest expense				(3,147)
Income taxes				(17,810)
Net earnings				$30,837

Segment EBITDA margin	19.0%	27.3%

	Three Months Ended March 31, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$284,585	$68,758	$—	$353,343

Operating profit	$50,865	$12,828	$(7,224)	$56,469
Depreciation and amortization	3,694	6,078	541	10,313
EBITDA	$54,559	$18,906	$(6,683)	66,782
Less:
Depreciation and amortization				(10,313)
Net interest expense				(3,946)
Income taxes				(19,224)
Net earnings				$33,299

Segment EBITDA margin	19.2%	27.5%

	Nine Months Ended March 31, 2011
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$807,543	$244,470	$—	$1,052,013

Operating profit	$128,274	$68,558	$(27,811)	$169,021
Depreciation and amortization	10,146	17,858	1,415	29,419
EBITDA	$138,420	$86,416	$(26,396)	198,440
Less:
Depreciation and amortization				(29,419)
Net interest expense				(10,009)
Income taxes				(61,911)
Net earnings				$97,101

Segment EBITDA margin	17.1%	35.3%

	Nine Months Ended March 31, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$817,364	$205,249	$—	$1,022,613

Operating profit	$121,232	$32,291	$(28,262)	$125,261
Depreciation and amortization	10,843	18,160	1,530	30,533
EBITDA	$132,075	$50,451	$(26,732)	155,794
Less:
Depreciation and amortization				(30,533)
Net interest expense				(14,712)
Income taxes				(39,955)
Net earnings				$70,594

Segment EBITDA margin	16.2%	24.6%